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                                                                   EXHIBIT 10.19

LookSmart, Ltd
625 Second Street,
San Francisco,
CA 94107,
USA

                                                            15 February 2000



Dear Sirs,

                             50,000,000 US Dollars

We are pleased to confirm that we, Transceptgate Limited, a company incorporated in the Isle of Man and having a registered office at Celtic House, Victoria Street, Douglas, Isle of Man ("Transceptgate") are prepared to make a term loan facility of up to 50,000,000 US Dollars (the "Facility") available to you (the "Borrower"), to be used for the sole purpose of subscribing for shares in BT LookSmart ("BT LookSmart") pursuant to the terms of an agreement between Transceptgate, the Borrower, Looksmart (Barbados) Inc. ("LOOK") having its principal place of business at Hastings Business Services Limited, Hastings, Christ Church, Barbados, BT Looksmart and British Telecommunications Plc dated 15 February 2000 (the "Joint Venture Agreement") upon the following terms:

1.   Definitions

     In this letter "this Agreement" means this letter as accepted by the Borrower and LOOK:

     "Advance"           means an advance of the Facility made or to be made in
                         accordance with the terms of this Agreement together with accrued interest thereon;

     "Banking Day"       means a day on which dealings in deposits of US Dollars
                         are carried on in the London Interbank Market;

     "Default"           means any event which, with the giving of notice, lapse
                         of time, determination of materiality or satisfaction of any other condition (or any combination of the same) could constitute an Event of Default;

     "Drawdown Notice"   means a notice in the form of Schedule 1 or such other
                         form as Transceptgate and the Borrower may agree;
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     "Drawdown Period"             means the period from the date of this
                                   Agreement up to and including 31 March 2000;

     "Encumbrance"                 means any mortgage, charge (whether fixed or
                                   floating), pledge, lien, hypothecation,
                                   assignment by way of security, security
                                   interest or other encumbrance of any kind but does not include liens arising in the ordinary course of trading by operation of law and not by way of contract;

     "Escrow Agent"                means the agent appointed from time to time
                                   pursuant to the terms of the Escrow
                                   Agreement;

     "Escrow Agreement"            means the agreement pursuant to which the
                                   Borrower deposits in an escrow account the Advance before the same is utilised for the purchase of the Shares in a form and substance satisfactory to Transceptgate;

     "Escrow Advance"              means an advance released to LOOK from time
                                   to time pursuant to the terms of the Escrow
                                   Agreement;

     "Event of Default"            means any of the events or circumstances set
                                   out in Schedule 2;

     "Indebtedness"                means any obligation for the payment or
                                   repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

     "Prepayment Date"             means the last Banking Day of each quarter;

     "Loan" means the aggregate principal amount of the Advance from time to time borrowed and outstanding under this Agreement of up to US$50,000,000;

     "Share Market Value"          means the market value of the Shares subject
                                   to the Share Pledge as determined by the board of directors of BT LookSmart;

     "Share Subscription Date"     means any day on which LOOK subscribes for
                                   Shares;

     "Loan Conversion              means the agreement to be entered into
      Agreement"                   between Transceptgate and the Borrower
                                   pursuant to which the Borrower shall grant to
                                   Transceptgate rights in respect of its shares
                                   and the registration of the same in a form
                                   and substance satisfactory to Transceptgate.
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     "Repayment Date"              means in respect of the Advance whichever is
                                   the earlier of (i) the date falling 3 years from the date of the Advance and (ii) the date on which the Advance becomes repayable pursuant to Clause 11 provided always that no Repayment Date shall fall later than 3 years from the date of the Advance;

     "Security Documents"          means the Share Pledge, the Loan Conversion
                                   Agreement and the Escrow Agreement;

     "Shares" means the shares purchased by LOOK from time to time in accordance with the terms of the Joint Venture Agreement in the share capital of the BT Looksmart;

     "Share Pledge"                means the instrument pursuant to which the
                                   Borrower pledges in favour of Transceptgate the Shares, which instrument shall be in a form and substance satisfactory to
                                   Transceptgate, together with the original share certificates representing all such shares and instruments of transfer in respect of all such shares executed in blank;

     "Subsidiary"                  means:

                                   (a)  a subsidiary within the meaning of
                                        Section 736 of the Companies Act 1985 as amended by Section 144 of the Companies Act 1989; and

                                   (b) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 21 of the Companies Act 1989.

     "U.S. Dollars",               means the lawful currency of the United
     "USD" or "Dollars"            States of America;

2.   Operation of the Facility

2.1 Availability: The Facility may be borrowed in one amount up to the amount of the Loan on any Banking Day during the Drawdown Period. The Facility shall be cancelled to the extent not borrowed by the end of the Drawdown Period.

2.2 Drawdown procedure: To draw the Advance, the Borrower must serve a Drawdown Notice on Transceptgate which must be received at least 7 days before the proposed drawdown date. Any such Drawdown Notice shall be effective only on receipt and shall be irrevocable.

3.   Interest and Charges

3.1 Interest shall accrue on the amount of the Advance from time to time outstanding at the rate of 20% per annum. Such interest shall accrue from day to day by reference to a year of 360 days and shall be applied to the Advance at each twelve-month anniversary of that Advance and on the Repayment Date of that Advance.

4.   Repayment and Prepayment

4.1  Repayment

     The Advance shall be repaid, together with all interest accrued thereon and any other amounts outstanding under this Agreement, on the Repayment Date.

4.2 The Advance may be prepaid (in whole or in part, provided that any such part must be at least USD 1,000,000) on a Prepayment Date provided that Transceptgate is given not less than 40 (forty) days' written notice of the intended prepayment. No amount prepaid may be redrawn.

4.3 Transceptgate may, at any time, including without prejudice to the generality of the foregoing, on receipt of a notice of prepayment pursuant to Clause 4.2, at its sole option, serve a notice on the Borrower of its intention to convert some or all of the Advance into shares in the Borrower pursuant to the terms of the Loan Conversion Agreement. No amounts converted into shares in the Borrower may be redrawn.

4.4 Any funds remaining in escrow pursuant to the Escrow Agreement upon the Repayment Date shall be transferred by the Escrow Agent to Transceptgate and will be credited towards satisfaction of any sum then due and payable from the Borrower hereunder.

5.   Fees and Expenses

5.1  The Borrower shall pay to Transceptgate on demand:

     (a) fifty per cent of the reasonable expenses (including legal and out-of-pocket expenses) incurred by Transceptgate in connection with the instruction of US and Bermudian lawyers for the purposes of the negotiation, preparation and execution of this Agreement and the Security Documents and of any amendment or extension of or the granting of any waiver or consent under or in respect of this Agreement or the Security Documents; and

     (b) all expenses (including legal and out-of-pocket expenses) reasonably incurred by Transceptgate in contemplation of, or otherwise in connection with, the enforcement of any rights under this Agreement and the Security Documents together with interest at the rate referred to in

          Clause 3 from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

     All expenses payable pursuant to this Clause 5 shall be paid together with Value Added Tax (if any) thereon.

6.   Payments

6.1 If any period would end or payment would fall due under this Agreement on a day which is not a Banking Day, the period (or the date for payment) shall be extended to the next succeeding Banking Day, unless such next succeeding Banking Day falls in the next calendar month in which case the period shall be shortened (or the payment date advanced) to end on the immediately preceding Banking Day. Where a period or date for payment is altered under this clause, interest (and any other payment accruing from day to day) shall be re-calculated accordingly.

6.2 The Borrower will pay interest on any moneys due and unpaid, from the due date to actual payment (as well after as before judgment) at 20% per annum so long as the default continues such interest shall be compounded at each twelve-month anniversary of the Advance.

6.3 Transceptgate may apply any credit balance to which the Borrower is entitled on any account of the Borrower with Transceptgate in or towards satisfaction of any sum then due and payable from the Borrower hereunder. For this purpose, Transceptgate is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.

6.4 The Borrower shall indemnify Transceptgate against any reasonable loss or expense that Transceptgate shall incur or sustain in consequence of (i) any default in payment by the Borrower of any sum under this Agreement when due, (ii) the occurrence of any Event of Default (iii) any prepayment of any Advance or part thereof other than on an Interest Payment Date therefor in accordance with Clause 4 or (iv) any Advance not being made for any reason (excluding any default by Transceptgate) after a Drawdown Notice has been given for such Advance.


7.   Representations and Warranties

     By acceptance of this letter the Borrower and LOOK represent and warrant to Transceptgate that:

7.1 the execution, delivery and performance of this Agreement and the Security Documents will not (i) contravene any existing law, regulation or authorisation to which it or LOOK is subject, (ii) result in any breach of or default under any agreement or other instrument to which the Borrower or LOOK is a party or is subject and this Agreement and the Security Documents constitutes valid and legally binding obligations of the Borrower and LOOK enforceable in accordance with its terms;

7.2 no litigation or arbitration is taking place, pending or, to the Borrower's or LOOK's knowledge, threatened against the Borrower or LOOK or any assets of the Borrower or LOOK that is or is likely to have a material adverse effect on either the Borrower or LOOK; and

7.3  no Default has occurred and is continuing.

8.   Undertakings

     By acceptance of this letter the Borrower and LOOK undertakes with Transceptgate that (save with the prior written consent of Transceptgate) throughout the Drawdown Period and so long as the Advance remains outstanding under the Facility:

     (a) the Borrower and LOOK, shall procure that the Advance is utilised for the purpose only of purchasing the Shares and immediately upon the issue of any Shares funded by the Advance or any part thereof it shall procure that LOOK transfers the Shares to Transceptgate pursuant to the terms of the Share Pledge;

     (b) the Borrower and LOOK shall procure that on each twelve- month anniversary of the Advance the aggregate amount of the Escrow Advances together with all interest accrued on such Escrow Advances calculated at the rate and in the manner set out in Clause 3 shall not exceed the Share Market Value;

     (c) the Borrower and LOOK shall procure that on each Share Subscription Date that the number of Shares subject to the Share Pledge expressed as a percentage of all the Shares shall be equal to or greater than the aggregate amount of the Escrow Advances expressed as a percentage of the total amount paid for Shares;

     (d) LOOK will not create or allow to exist any Encumbrance over its present or future assets, rights or revenues;

     (e) the Borrower will not create or allow to exist any Encumbrance over its present or future assets, rights or revenues otherwise than in the ordinary course of its business (for the avoidance of doubt, the ordinary course of the Borrower's business shall include investing in, buying and selling assets goodwill and shares in other corporate entities);

     (f) LOOK will not enter into any guarantee, indemnity or like agreement to answer for the obligations or default of any person;

     (g) the Borrower will not enter into any guarantee, indemnity or like agreement to answer for the obligations or default of any person other than a Subsidiary of the Borrower or otherwise in the ordinary course of its business (for the avoidance of doubt, the ordinary course of the Borrower's business shall include investing in, buying and selling assets goodwill and shares in other corporate entities); and

      (h) the Borrower and LOOK will not whether by one or a series of transactions related or not, sell, transfer, lend or otherwise dispose of or cease to exercise direct control over any part of their present or future assets or revenues otherwise than by transfers, sales or disposals of assets made for full consideration in the ordinary course of business;

9.    Information

      By acceptance of this letter the Borrower and LOOK undertake with Transceptgate that throughout the Drawdown Period and so long as any moneys remain outstanding under the Facility:

      (a) they will inform Transceptgate of any Default forthwith upon becoming aware thereof; and

      (b) they will provide Transceptgate with such financial and other information concerning their financial affairs no less than six monthly save that nothing in this sub-clause shall require the Borrower to disclose market sensitive information.

10.   Conditions

10.1 Transceptgate shall not be obliged to make the Advance under this Agreement unless within seven (7) days after the date of the Drawdown Notice for the Advance, it shall have received the Security Documents on the terms set out in Schedule 3 and there has occurred completion of the Joint Venture Agreement in accordance with all its terms both in form and substance satisfactory to it.

10.2 The obligation of Transceptgate to make the Advance under this Agreement is subject to the further conditions that, at the time of the proposed date for the making of the Advance:

      (a) the representations and warranties set out in Clause 7 are true and correct as if each was made with respect to the facts and circumstances existing at such time; and

      (b) no Default shall have occurred and be continuing or would result from the making of the Advance.

11.   Events of Default

      Transceptgate may, without prejudice to its other rights hereunder including its rights pursuant to the Loan Conversion Agreement, terminate its obligation to make the Facility available, declare some or all of the Advance together with all accrued interest and other moneys payable hereunder immediately repayable or payable at any time after any Event of Default shall have occurred (so long as the same is continuing). The Borrower shall repay or pay any moneys declared repayable or payable under this Clause 11 forthwith on such declaration being made. Provided that the sole recourse of Transceptgate for Default by the Borrower and/or LOOK hereunder shall be by the exercise of its rights under the terms of any one or more of the Security Documents.

12.   Notices

12.1 Every notice under this letter shall be in writing and may be given or made by post or telefax to the Borrower, LOOK or Transceptgate at their respective addresses given below. Notices shall be effective only upon actual receipt or when mailed by registered or certified mail, return receipt requested.

12.2 No failure or delay by any party to this Agreement in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy. The rights and remedies herein are cumulative and not exclusive of any rights and remedies provided by law.

12.3  The address and facsimile number of LOOK are:

      Lookmart (Barbados) Inc.
      Hastings Business Services Limited
      Hastings
      Christ Church
      Barbados

      Facsimile Number: (246) 437-7477
      Attention: Chief Executive Officer

12.4  The address and facsimile number of the Borrower are:

      LookSmart Ltd
      625 Second Street
      San Francisco
      CA 94107
      USA

      Facsimile: (415) 348 7034
      Attention: Chief Executive Officer (with a copy to the General Counsel at the same address)

12.5  The address and facsimile number of Transceptgate are:

      81 Newgate Street
      London
      EC1A 7AJ
      Facsimile: +44 171 356 6054

      Attention: The Group Treasurer

13.   Assignment

      Transceptgate may assign all or any part of its rights under this Agreement without the Borrower's consent to any wholly owned subsidiary of British Telecommunications plc, but may only transfer any of its obligations with the Borrower's prior consent in writing.

14.   Conflict

      In the event of any conflict between the provisions of this Agreement and the Joint Venture Agreement the provisions of this Agreement shall prevail.

15.   Governing Law

      This Agreement shall be governed by and interpreted in accordance with English Law. The Courts of England shall have the non-exclusive jurisdiction to settle any dispute which may arise in connection with this Agreement.

16.   Availability

      We enclose a copy of this letter. To signify your acceptance of the Facility we would ask you to sign the enclosed copy and return the same to us before 28 February failing which the offer contained in this letter will lapse.

                              Yours faithfully,


                              For and on behalf of

                             Transceptgate Limited

Accepted and agreed.

                                    BORROWER



                                      LOOK

                         ............................
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                                  SCHEDULE 1


                            Form of Drawdown Notice

To:

                                                            [Date]


                50,000,000 US Dollars Term Loan Facility Letter
                          dated [            ], 2000

We refer to the above agreement (the "Agreement") and hereby give you notice
that we wish to draw the Advance of an amount of [   ] US Dollars on ..........,
2000. The funds should be credited to The Pacific Bank, National Association, with its principal place of business at 100, Montgomery Street, San Francisco,
California Account No. [    ].

We confirm that:

(i) we are in compliance with the obligations assumed by us and undertakings given by us under the Agreement and no Default has occurred and is continuing;

(ii) the representations and warranties contained in Clause 7 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii) the Advance shall be placed in an escrow account pursuant to the terms of the Escrow Agreement and thereafter used for the sole purpose of subscribing for ordinary shares in the capital of BT LookSmart.

Words and expressions defined in the Agreement shall have the same meanings when used herein.

                              For and on behalf of
                              BORROWER

                    .......................................


                              For and on behalf of
                                      LOOK


                    .......................................

                                  SCHEDULE 2

                               Events of Default

There shall be an Event of Default if:

     (a) the Borrower fails to pay any sum payable by it under this Agreement when due; or

     (b) the Borrower and/or LOOK defaults in the due performance or observance of any other provision of this Agreement and (if such default is in the opinion of Transceptgate capable of remedy) such default shall not have been remedied within 14 days of Transceptgate notifying the Borrower and/or LOOK of such default and the remedy required; or

     (c) any representation made or deemed to be made by the Borrower and/or LOOK in or pursuant to this Agreement or the Joint Venture Agreement is or proves to have been incorrect in any material respect; or

     (d) any obligation (including a contingent obligation) of the Borrower and/or LOOK in respect of Indebtedness is not paid when due or becomes due or capable of being declared due prior to its stated maturity by reason of default in circumstances where the aggregate amount of Indebtedness is in excess of US$25 million; or

     (e) a judgment or order made against the Borrower and/or LOOK is not complied with within seven days or an encumbrancer takes possession or a receiver or administrator is appointed of any part of the undertaking, assets, rights or revenues of the Borrower and/or LOOK or a distress, execution or other process is levied or enforced upon any of the assets, rights, undertaking or revenues of the Borrower and/or Guarantor and is not discharged within 7 days; or

     (f) the Borrower and/or LOOK stops or suspends payment of its debts or is unable to or admits inability to pay its debts (within the meaning of section 268 of the Insolvency Act 1986 or otherwise but ignoring the references in that section to determination by the court) or becomes insolvent or proposes or commences negotiations with one or more of its creditors with a view to the general rescheduling of its debts or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of its creditors; or

     (g) a petition is presented or an order made for the insolvency of the Borrower and/or LOOK; or

     (h) any event occurs or proceeding is taken with respect to the Borrower and/or LOOK in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in sub-paragraphs (e), (f) or (g); or

     (i) any steps are taken to repossess any goods in the possession of the Borrower and/or LOOK under any hire purchase, conditional sale, leasing, retention of title or similar agreement where the aggregate value of such goods exceeds US$25 million; or

     (j) the Joint Venture Agreement is terminated in accordance with the terms thereof; or

     (k) the Borrower and/or LOOK defaults in the due performance or observance of any material provision of the Joint Venture Agreement and/or any of the Security Documents and in the case of default in respect of the Joint Venture Agreement the default is not remedied pursuant to Clause
          11.6 of that Agreement; or

     (l) any Security Document is not, or ceases to be, in full force and effect; or

     m) LOOK fails, within 5 days of the date of any Escrow Advance to subscribe for Shares and deliver the share certificates of the same to Transceptgate; or

     (n) any other event occurs or circumstance arises which, in the reasonable opinion of Transceptgate, is likely materially and adversely to affect the ability of the Borrower and/or LOOK to perform all or any of its obligations under or otherwise to comply with the terms of this Agreement and/or the Joint Venture Agreement.

                                  SCHEDULE 3

            Documents and Evidence Required as Conditions Precedent

1.   The Share Pledge.

2.   The Loan Conversion Agreement.

3.   The Escrow Agreement.

4. Legal Opinions in form and substance satisfactory to Transceptgate in respect of the Borrower, and the Guarantee from each of Orrick Herrington & Sutcliffe (New York) (in respect of the Loan Conversion Agreement) and Graham Thompson (in respect of due execution of the Share Pledge) and lawyers from Barbados (in respect of due execution of this Agreement and the Share Pledge).